UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:    September 19, 2002

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii
(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 93813
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662—Hawaiian Electric Industries, Inc. (HEI)
(808) 543-7771—Hawaiian Electric Company, Inc. (HECO)

None
(Former name or former address, if changed since last report.)

ITEM 5.    OTHER EVENTS

HELCO Power Situation

The following is an update of the Hawaii Electric Light Company, Inc. (HELCO, a wholly owned electric utility subsidiary of HECO) power situation (see “HELCO power situation,” which is incorporated herein by reference to pages 8 to 13 of HEI’s and HECO’s Form 10-K for the fiscal year ended December 31, 2001, and as updated by pages 18 to 20 of HEI’s and HECO’s Form 10-Q for the quarter ended June 30, 2002):

In September 2000, the Third Circuit Court of the State of Hawaii (the Circuit Court) orally ruled, and on November 9, 2000 it issued a written Order that, absent any legal or equitable extension authorized by the Hawaii Board of Land and Natural Resources (BLNR) pursuant to legal authority, the three-year construction period in the standard land use conditions of the Department of Land and Natural Resources of the State of Hawaii (DLNR) expired in April 1999. In October 2000, HELCO filed with the BLNR a request for extension of the construction deadline and, in January 2001, the BLNR sent the request to a contested case hearing, which was held in September 2001. In a document dated November 5, 2001, the hearings officer recommended that the BLNR approve HELCO’s request for extension of the construction deadline. The recommendation did not state a time period for the extension, but concluded that an extension is warranted “under such conditions as the Board may deem advisable.”

On March 25, 2002, the BLNR granted HELCO’s request for an extension of time in which to complete construction of the plant expansion at Keahole on the island of Hawaii. The BLNR’s Order allowed construction to proceed through December 31, 2003, subject to a number of conditions. Following receipt of the BLNR’s Order, HELCO filed a motion with the Circuit Court to lift the stay on construction, and that motion was granted on April 22, 2002. Thereafter, HELCO re-commenced construction activities related to the installation of CT-4 and CT-5.

Keahole Defense Coalition, Inc. (KDC) and two individuals appealed the BLNR’s Order in the Circuit Court, as did the Department of Hawaiian Home Lands. Oral arguments in the appeals were heard on September 16, 2002. On September 19, 2002, the Circuit Court issued a letter to the parties indicating the Circuit Court’s decision to reverse the BLNR’s Order. The ruling states that:

1.	The BLNR exceeded its statutory authority in granting the extension of the permit. The findings do not support any authority by statute or rule.

2.	The conclusions of law are erroneous.

3.
The BLNR’s action in denying Appellants’ motion to subpoena a material witness regarding a letter issued by the DLNR on January 30, 1998 to HELCO (addressing the applicability of the standard land use conditions and stating that the three-year deadline did not apply) violated Appellants’ constitutional rights to a fair hearing.

4.	The BLNR’s granting the extension is clearly erroneous in view of the Board’s Findings of Fact and Conclusions of Law.

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The Circuit Court directed the attorney for KDC and the individual appellants to prepare and submit to the Circuit Court by September 30, 2002, a draft Order to include specific findings of fact and conclusions of law.

HELCO’s management and counsel are evaluating the ruling to determine its implications for the continued construction of CT-4 and CT-5 and to determine possible actions in response to the ruling. Such possible actions may include, but are not limited to, requesting reconsideration of the Order by the Circuit Court or appealing the ruling (once it becomes a final Order) to the Hawaii Supreme Court or Hawaii Intermediate Court of Appeals and requesting a stay of the Circuit Court’s Order. If the Order is not ultimately overturned, if a stay of the Order is not granted, or if any other option does not enable HELCO to proceed with construction, HELCO may not be able to complete its installation of CT-4 and CT-5. Construction activities at CT-4 and CT-5 have been suspended, and steps are being taken to secure the site and protect equipment and personnel.

If it becomes probable that CT-4 and/or CT-5 will not be installed and that the Hawaii Public Utilities Commission (PUC) will disallow certain costs for rate-making purposes, HELCO may be required to write off a material portion of the costs incurred in its efforts to put these units into service. As of August 31, 2002, HELCO’s costs incurred in its efforts to put CT-4 and CT-5 into service and to support existing units at Keahole (less costs the PUC previously permitted to be transferred to plant-in-service for pre-air permit facilities) amounted to approximately $76 million. In addition, construction and/or purchase commitments related to CT-4 and CT-5 outstanding as of August 31, 2002 are estimated at approximately $5 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC. (Registrant)	HAWAIIAN ELECTRIC COMPANY, INC. (Registrant)

/s/ ROBERT F. MOUGEOT Robert F. Mougeot Financial Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer of HEI)	/s/ RICHARD A. VON GNECHTEN Richard A. von Gnechten Financial Vice President (Principal Financial Officer of HECO)

Date: September 19, 2002	Date: September 19, 2002

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